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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated September 12, 1997, relating to the statement of assets and liabilities of the International Portfolio and the Domestic Portfolio constituting the Dean Witter Fund of Funds, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Experts" in such Statement of Additional Information.



/s/ Price Waterhouse LLP
----------------------------
PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 30, 1998